UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TEMPUR SEALY INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

H PARTNERS MANAGEMENT, LLC H PARTNERS, LP H PARTNERS CAPITAL, LLC REHAN JAFFER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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H Partners Management, LLC, together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes against the election of certain director candidates nominated by Tempur Sealy International, Inc. (the “Company”) for election at the Company’s 2015 annual meeting of stockholders.

On March 23, 2015, H Partners Management, LLC issued the following press release:

H PARTNERS URGES TEMPUR SEALY SHAREHOLDERS TO HOLD CEO AND BOARD ACCOUNTABLE FOR SIGNIFICANT
UNDERPERFORMANCE BY VOTING AGAINST THREE DIRECTORS AT UPCOMING ANNUAL MEETING

Filed Preliminary Proxy Materials Seeking Shareholder Support to Compel the Resignations of CEO Mark Sarvary, Chairman P. Andrews McLane and Christopher A. Masto and to Send a Clear Message that the CEO Must Be Replaced and the Board Must Be Reconstituted Immediately

New York – March 23, 2015 – H Partners Management, LLC (“H Partners”), the largest shareholder of Tempur Sealy International, Inc. (NYSE: TPX) with a 10% stake, filed preliminary proxy materials with the United States Securities and Exchange Commission.  The preliminary proxy materials urge Tempur Sealy shareholders to use the BLUE proxy card to vote “AGAINST” the re-election of three directors to the Tempur Sealy Board of Directors at the 2015 Annual Meeting of Shareholders to be held on May 8, 2015.

The three directors H Partners is urging shareholders to vote “AGAINST” are:

•	Mark Sarvary, President and Chief Executive Officer of Tempur Sealy
•	P. Andrews McLane, Chairman of the Board
•	Christopher A. Masto, Chairman of the Nominating and Corporate Governance Committee

“Tempur Sealy has underperformed significantly under CEO Mark Sarvary, and the Board has refused to hold him accountable,” said Usman Nabi of H Partners. “Our campaign will act as a referendum on the Board’s many failures as fiduciaries and will act as a platform for shareholders to send a clear message that the CEO must be replaced and the Board must be reconstituted.”

In its preliminary proxy statement, H Partners states that Mr. Sarvary has caused Tempur Sealy to underperform its self-selected peer group by 140% in the past three years and by 175% in the past five years due to his repeated execution errors and his failure to meet his own short and long-term earnings targets.  During this time, employees of former private equity owners TA Associates, Inc. and Friedman Fleischer & Lowe, LLC have occupied leadership positions on the Board and have refused to hold Mr. Sarvary accountable for his underperformance.

Per Tempur Sealy’s Bylaws, a director who receives a greater number of votes “AGAINST” his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board.  The Company’s director resignation policy allows shareholders to compel the resignations of Directors Sarvary, McLane and Masto for failing to serve shareholder interests.

Mr. Nabi continued, “Tempur Sealy possesses all the components of a successful company – industry-leading products and technologies, highly recognizable brands, and dedicated employees.  We strongly believe Tempur Sealy can achieve its full potential under a new CEO and a reconstituted Board.”

About H Partners Management
H Partners Management, LLC is an independent investment firm founded in 2005 based in New York City.

Contact Details
Usman Nabi / Arik Ruchim	Scott Winter / Jonathan Salzberger
H Partners Management, LLC	Innisfree M&A Incorporated
(212) 265-4200	(212) 750-5833

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

H Partners Management, LLC, together with the other participants named herein (collectively, “H Partners”), has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes against the election of certain director candidates nominated by Tempur Sealy International, Inc. (the “Company”) for election at the Company’s 2015 annual meeting of stockholders.

H PARTNERS ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are H Partners Management, LLC (“H Partners Management”), H Partners, LP (“H Partners LP”), H Partners Capital, LLC (“H Partners Capital”), and Rehan Jaffer.  H Partners Management is the investment manager of H Partners LP, H Offshore Fund Ltd. (the “Offshore Fund”, and together with H Partners LP, the “Funds”) and a certain managed account (the “H Partners Account”).

As of the date hereof, H Partners LP directly beneficially owns 3,642,500 shares of Common Stock of the Company (the “Common Stock”).  H Partners Capital, as the general partner of H Partners LP, may be deemed the beneficial owner of the 3,642,500 shares of Common Stock owned by H Partners LP.  As of the date hereof, the Offshore Fund directly beneficially owns 1,367,700 shares of Common Stock.  As of the date hereof, 1,064,800 shares of Common Stock were held in the H Partners Account.  H Partners Management, as the investment manager of the Funds and the H Partners Account, may be deemed the beneficial owner of 6,075,000 shares of Common Stock, which consists of the shares of Common Stock owned by the Funds and held in the H Partners Account.  Mr. Jaffer, as the managing member of H Partners Management and H Partners Capital, may be deemed the beneficial owner of 6,075,000 shares of Common Stock, which consists of the shares of Common Stock owned by the Funds and held in the H Partners Account.